Exhibit 99.1

Joy Global Inc. Announces Fiscal First Quarter 2011 Operating Results

MILWAUKEE--(BUSINESS WIRE)-- Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported first quarter fiscal year 2011 results. Bookings in the first quarter of fiscal 2011 were up 52 percent from a year ago to $1.2 billion and net sales were up 19 percent to $870 million. Operating income of $154 million was 18 percent of sales compared to $118 million, or 16 percent of sales, in the first quarter of last year. Net income for the quarter was $102 million or $0.96 per fully diluted share compared to $76 million or $0.73 per share in the prior year first quarter.

“We are very pleased with the solid results we delivered in our first quarter,” said Mike Sutherlin, President and Chief Executive Officer. “Compared to a year ago, income was up 34 percent on a 19 percent sales increase, resulting in incremental operating leverage of over 25 percent. These results include normal first quarter seasonality that is driven by a high number of holidays in the quarter. The results meet our internal targets, and when seasonality is considered, put us solidly on track to meet expectations for the year.”

“Bookings were up 18 percent sequentially from the fourth quarter of last year, with strong orders for both original equipment and aftermarket. The aftermarket is particularly encouraging because it indicates that our customers continue to increase their production levels in response to growing demand. The strong order rate is in line with our market outlook that customer capital expenditures will increase in response to improving commodity demand with limited excess mine capacity. As a result, we continue to see a multi-year expansion ahead that will become the second leg of a long growth period for mining.”

First Quarter Operating Results

Bookings in the first quarter fiscal 2011 were up $419 million over a year ago and were up $183 million sequentially from the fourth quarter. Compared to a year ago, original equipment orders more than doubled and aftermarket orders were up 18 percent.

Original equipment orders in the underground business increased by $327 million from the prior year. The increase was largely attributable to a major longwall system in Australia and to continued strong demand for room and pillar equipment in the U.S. The longwall order was a full scope, turnkey solution, which includes all of the ancillary equipment needed to operate the longwall, and a follow-on life cycle management contract. It is anticipated that longwall projects in the future will increasingly adopt this contract structure. U.S. original equipment order rates remain strong as customers continue to upgrade and expand their fleets. Aftermarket orders in the underground business increased by $21 million over last year. Aftermarket products in the underground business are comprised primarily of parts and rebuilds. Parts demand was up across all regions, but rebuild bookings in the U.S. decreased compared to last year. Last year’s underground rebuild bookings were unusually high as U.S. customers moved quickly to secure available rebuild slots when activity started to improve.

Original equipment orders in the surface business were essentially flat with last year’s strong bookings. Orders this quarter were from Canada, South America, Australia and India and were for machines going into coal and copper mines. The Indian orders are noteworthy because they are the first orders from India in several years. Favorable changes in contract terms that now meet the Company’s contracting guidelines for limitation of liabilities have reopened the Indian market for the Company. Aftermarket orders for the surface business increased by $76 million from last year, with increased demand for parts across all regions.

Backlog increased by $357 million in the first quarter to $2.2 billion. Original equipment backlog increased by $303 million and aftermarket backlog was up by $54 million.

Net sales in the first quarter were $870 million, up by 19 percent or $140 million from last year. Aftermarket sales increased by 24 percent and original equipment sales were up 12 percent from the prior year first quarter.

Net sales in the underground business increased by 21 percent in the first quarter to $511 million. Original equipment sales were up 11 percent, led by longwall deliveries to China and room and pillar sales in the U.S. Aftermarket sales were up 29 percent due to higher parts and rebuild sales. Parts sales increased from last year in most regions, led by China and the U.S. Rebuilds were also up in the quarter in the U.S., Africa and the UK.

Net sales in the surface business increased by 18 percent to $386 million in the first quarter. Original equipment sales were up 12 percent, including increased alliance equipment sales for which the Company serves as a dealer. Aftermarket sales were up 21 percent from last year, with the strongest increases in the copper and coal producing regions of South and North America.

Operating income for the first quarter increased by $36 million to $154 million. Operating margins improved from 16.1 percent last year to 17.7 percent this year, for incremental operating profitability of 25.8 percent. Operating margins were increased by positive price realization, by improved overhead absorption and from a favorable mix effect with a higher proportion of aftermarket sales. These benefits were partially offset by higher product development, selling and administrative costs. Product development cost increases are attributable to increased funding of certain research and development costs as they move into the final testing phase. Selling and administrative cost increases are associated with initiatives, such as our Operational Excellence programs, which are creating efficiencies on the shop floor. Product development, selling and administrative expenses are expected to remain near current levels for the remainder of the year, but decline as a percentage of sales.

Compared to a year ago, the weaker U.S. dollar in this year’s first quarter benefitted orders, net sales and operating income by $57 million, $15 million and $3 million, respectively. These benefits were more than offset by delays in shipments and service labor that were a consequence of the January flooding in Australia. This reduced sales and operating income by $24 million and $8 million, respectively. The reduced sales prompted by the flooding are expected to be recovered over the next two quarters.

The effective tax rate for the first quarter was 31.6 percent compared to 32.5 percent a year ago. The lower tax rate was the result of a higher proportion of sales this quarter into regions with lower tax rates. The tax rate is expected to be between 31 and 32 percent for the full year, based on the anticipated distribution of sales. Net income for the quarter was $102 million, up 34 percent from $76 million a year ago. Compared to $0.73 last year, fully diluted earnings per share were $0.96 on increased shares outstanding.

Cash used in operations was $7 million this quarter compared to cash provided by operations of $60 million last year. This change in cash flow from operations is primarily attributable to an increase in pension contributions of $35 million and a $45 million increase in cash used for trade working capital. Cash provided by advanced payments increased by $60 million on the higher level of new orders. This was offset by a $97 million use of cash for increases in accounts receivable and inventory. Accounts receivable increased from higher sales in the quarter, especially in January. Inventory was added to support increasing production plans for the balance of this year. Capital expenditures were $28 million compared to $14 million last year. This increase is consistent with the planned increase in capital expenditures for fiscal 2011 as global capacity is added and as service centers are built in key growth markets.

Market Outlook

International commodity markets continue to be driven by strong growth in emerging markets and recovery in industrialized economies. Industrial sector inventory levels that were drawn down in 2009 have remained at historically low levels. With the improved outlook, companies are planning to increase inventory levels to support higher sales. This restocking effect will add another element to global commodity demand. In the emerging markets, China and India have announced major infrastructure projects as they continue on their path of industrialization. These infrastructure projects will continue to drive high demand for commodities such as coal, copper and iron ore.

Global steel production was essentially flat during much of 2010, but growth resumed in the fourth quarter and production is expected to be up 5 to 6 percent in 2011. Supply constraints have kept upward pressure on both iron ore and metallurgical coal prices. Iron ore supply has been limited by export restrictions from India and rapidly declining ore grades in China. Although contract prices for iron ore at the end of 2010 were up 40 percent from the year prior, they are 30 percent below spot prices and are set to increase further in 2011. The major seaborne iron ore producers have plans to increase production by more than 50 percent, but markets should remain tight for the next several years as these expansions will take 5 to 6 years to complete. Metallurgical coal prices were also on the rise in 2010, moving from $200 per tonne at the end of 2009 to $225 in the fourth quarter of 2010.

The seaborne market for thermal coal continues to be driven by demand from China and India. China and India’s share of seaborne coal trade has doubled in the last three years to 26 percent. China’s domestic coal production has been growing over 15 percent per year and is expected to continue that growth. India produced about 550 million tonnes of coal in 2010 and has plans to grow to 700 million tonnes in five years. Despite this strong domestic growth, imports will continue to grow in China and India. China coal imports are expected to grow from 166 million tonnes in 2010 to 180 million tonnes in 2011. India’s imports are expected to grow from 47 to 60 million tonnes over the same period. This continued growth in demand has raised contract prices for seaborne thermal coal from $98 per tonne last year to $125 per tonne for the first quarter of 2011. As a result, there are a large number of mine expansion projects in seaborne exporting countries such as Australia, South Africa and South America.

Flooding and cyclones disrupted coal supplies from Australia, which supplies 50 percent of seaborne metallurgical coal and 8 percent of seaborne thermal coal. Prices have spiked in response to supply shortages estimated to be 10 to 20 million tonnes for the year. Metallurgical coal prices increased to $380 per tonne and thermal coal to $145 per tonne. However, mines were better prepared after the flooding in 2008 and are expected to return to full production sooner. Coal prices are expected to moderate in the second half of this year, but still show significant year over year growth based on longer term supply-demand fundamentals.

The U.S. coal market improved during 2010, driven by increased coal burn for power generation, declining utility stockpiles, increasing exports and rising prices. Demand for coal grew by 75 million tons in 2010. Electricity demand was up 5.5 percent in 2010 and two-thirds of that increase was fueled by coal. Utility stockpiles declined by about 30 million tons, and they should decline by another 30 million tons in 2011 at current supply levels. In addition, there are 22 gigawatts of new coal fired capacity that will come on line by 2012. Exports increased by 18 million tons in 2010, and export growth is expected to continue. Producers in the Powder River Basin (“PRB”) are investing in capacity to increase their exports from West Coast ports. As a result of this improved outlook, prices for Eastern and PRB coal are up more than 30 percent and 50 percent, respectively. U.S. customers are renewing and expanding their equipment fleets, with some new mine projects being discussed.

While China primarily supported the copper market through 2009, the rest of the world created 60 percent of demand growth in 2010. Global copper demand was in excess of supply in 2010 and the annual deficit is expected to grow to around 500 million tonnes in 2011. Copper has the longest lead time and highest risk associated with new green field capacity, and this adds support for copper prices. Today’s prices of $4.50 per pound are expected to top $5.00 later this year. The long-term strong demand and pricing outlook is driving expansion projects in low cost regions such as South America and in higher cost regions such as North America. In addition, there is an increasing pace of investment in longer term capacity from Central Africa and Mongolia.

With rising oil prices, the oil sands continue to increase production via brown field expansion. In addition, several delayed projects should be reactivated in 2011. And finally, aftermarket activity will increase as shovels delivered in the past 3 to 4 years reach their first rebuild cycle.

The strong outlook for commodity demand is increasing commodity prices to levels needed to support broad based expansion, including expansion in high cost regions. Customer capital expenditures are expected to be up more than 20 percent in 2011, after rising over 30 percent last year. There is a strong correlation between customer capital expenditures and the Company’s bookings for original equipment.

Company Outlook

“We expect continued strength in the demand for mining equipment and aftermarket services as our customers increase their production levels and add to their mine expansion plans,” Sutherlin continued. “This outlook is supported by two underlying trends. First, the list of qualified machine prospects continues to increase even with the strong growth in original equipment bookings, which were up 49 percent sequentially. As a result, the prospect list is growing faster than bookings, and this provides the basis for an expectation of continued increases in order rates. Secondly, our customers are moving discussions from single projects to expansion programs that span four to five years and involve multiple projects. In combination, these underlying trends provide confidence that we are in the early stages of a long-term growth phase.”

“We have been projecting our original equipment order rate to grow modestly through the first half of this year, with stronger increases in the second half. This was driven by our view that the transition from brown field to green field projects would occur later because of the longer lead time for the green field projects. We are now seeing the impact of certain green field projects that were previously deferred. We therefore expect a blended transition, with sustainable increases in order rates that are representative of the earlier stages of the prior growth cycle, but not a rapid acceleration of order rates.”

“Our first quarter is typically the lowest of the year as we work through a high number of holidays that reduce production hours as well as shipments. This factor is predictable and incorporated into our internal plans, which are based on revenue growth and incremental operating leverage. With volumes and operating profitability adjusted for this seasonality factor, our first quarter results for order growth, sales growth and incremental profitability put us solidly on track to exceed our earlier expectations for 2011. As a result, we now expect fiscal 2011 revenues to be between $4.0 to $4.2 billion and fully diluted earnings between $5.10 to $5.40 per share for the year.”

Quarterly Conference Call

Management will host a quarterly conference call to discuss the Company’s first quarter results to be held at 11:00 a.m. EST on March 2, 2011. Interested parties can listen to the call by dialing 888-504-7966 in the United States or 719-325-2437 outside of the United States, access code #7285398, at least 15 minutes prior to the 11:00 a.m. EST start time of the call. A rebroadcast of the call will be available until the close of business on March 23, 2011 by dialing 888-203-1112 or 719-457-0820, access code #7285398.

Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://cts.businesswire.com/ct/CT?id=smartlink&url=http%3A%2F%2Fwww.investors.joyglobal.com%2Fevents.cfm&esheet=6631593&lan=en-US&anchor=http%3A%2F%2Fwww.investors.joyglobal.com%2Fevents.cfm&index=1&md5=048b76f211c6cb66896850efd98a03ff. To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call. A replay of the webcast will be available until the close of business on March 31, 2011.

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through P&H Mining Equipment and underground mining through Joy Mining Machinery.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “may be,” “objective,” “plan,” “predict,” “will,” “will be,” and the like are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. In addition, certain market outlook information is based on third-party sources that we cannot independently verify, but that we believe reliable. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, including currency fluctuations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

JOYG-F

-FINANCIAL TABLES FOLLOW-

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Quarter Ended
	January 28,	January 29,
	2011	2010

Net sales	$869,532	$729,220
Costs and expenses:
Cost of sales	584,131	502,438
Product, selling and admin.expenses	132,130	110,015
Other income	(527)	(793)
Operating income	153,798	117,560

Interest expense, net	(4,386)	(4,596)
Reorganization items	(35)	(50)
Income before income taxes	149,377	112,914

Provision for income taxes	47,145	36,697

Net income	$102,232	$76,217

Net Income per share:
Basic	$0.98	$0.74

Diluted	$0.96	$0.73

Dividends per share	$0.175	$0.175

Weighted average shares outstanding:
Basic	104,158	102,759
Diluted	106,043	104,383

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	January 28, 2011	October 29, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$819,546	$815,581
Accounts receivable, net	670,473	674,135
Inventories	836,972	764,945
Other current assets	115,757	107,266
Total current assets	2,442,748	2,361,927

Property, plant and equipment, net	394,754	378,024
Other intangible assets, net	176,797	178,831
Goodwill	125,920	125,686
Deferred income taxes	138,700	162,682
Other assets	76,958	76,891
Total assets	$3,355,877	$3,284,041

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion of long-term obligations	$4,711	$1,550
Trade accounts payable	257,036	291,742
Employee compensation and benefits	76,148	128,132
Advance payments and progress billings	454,906	376,300
Accrued warranties	61,479	62,351
Other accrued liabilities	125,260	163,249
Total current liabilities	979,540	1,023,324

Long-term obligations	396,283	396,326

Accrued pension costs	394,338	428,348
Other non-current liabilities	81,418	80,649

Shareholders' equity	1,504,298	1,355,394

Total liabilities and shareholders' equity	$3,355,877	$3,284,041

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
(In thousands)

	Quarter Ended
	January 28, 2011	January 29, 2010
Operating Activities:
Net income	$102,232	$76,217
Depreciation and amortization	15,862	13,874
Other, net	(43,857)	6,703

Changes in working capital:
Change in accounts receivable, net	12,132	39,124
Change in inventories	(70,818)	(433)
Change in trade accounts payable	(33,682)	(26,020)
Change in adv payments and progress billings	77,305	16,970
Change in other working capital items	(66,151)	(66,896)
Net cash (used) provided by operating activities	(6,977)	59,539

Investing Activities:
Property, plant, and equipment acquired	(28,402)	(14,081)
Other - net	53	(1,642)
Net cash used by investing activities	(28,349)	(15,723)

Financing Activities:
Share-based payment awards	53,163	13,945
Dividends paid	(18,133)	(17,930)
Financing fees	(75)	-
Debt borrowings (repayments)	3,030	(3,575)
Net cash provided (used) by financing activities	37,985	(7,560)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	1,306	(2,891)

Increase in Cash and Cash Equivalents	3,965	33,365

Cash and Cash Equivalents at the Beginning of Period	815,581	471,685
Cash and Cash Equivalents at the End of Period	$819,546	$505,050

Supplemental cash flow information:
Interest paid	$13,665	$13,445
Income taxes paid	34,361	40,518

Depreciation and amortization by segment:
Underground Mining Machinery	$10,188	$8,736
Surface Mining Equipment	5,617	5,111
Corporate	57	27
Total depreciation and amortization	$15,862	$13,874

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	January 28,	January 29,
	2011	2010	Change
Net Sales By Segment:
Underground Mining Machinery	$510,938	$423,731	$87,207	20.6%
Surface Mining Equipment	385,843	328,000	57,843	17.6%
Eliminations	(27,249)	(22,511)	(4,738)	-
Total Sales By Operation	$869,532	$729,220	$140,312	19.2%

Net Sales By Product Stream:
Aftermarket Revenues	$533,216	$428,882	$104,334	24.3%
Original Equipment Revenues	336,316	300,338	35,978	12.0%
Total Sales By Product Stream	$869,532	$729,220	$140,312	19.2%

Net Sales By Geography:
United States	$394,086	$350,955	$43,131	12.3%
Rest of World	475,446	378,265	97,181	25.7%
Total Sales By Geography	$869,532	$729,220	$140,312	19.2%

Operating Income By Segment:			% of Net Sales
Underground Mining Machinery	$95,371	$68,223	18.7%	16.1%
Surface Mining Equipment	75,885	65,384	19.7%	19.9%
Corporate	(10,714)	(10,250)	-	-
Eliminations	(6,744)	(5,797)	-	-
Total Operating Income	$153,798	$117,560	17.7%	16.1%

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	January 28,	January 29,
	2011	2010	Change
Bookings By Segment:
Underground Mining Machinery	$821,430	$473,975	$347,455	73.3%
Surface Mining Equipment	436,063	355,783	80,280	22.6%
Eliminations	(30,019)	(21,696)	(8,323)	-
Total Bookings By Operation	$1,227,474	$808,062	$419,412	51.9%

Bookings By Product Stream:
Aftermarket Bookings	$587,739	497,201	$90,538	18.2%
Original Equipment Bookings	639,735	310,861	328,874	105.8%
Total Bookings By Product Stream	$1,227,474	$808,062	$419,412	51.9%

	Amounts as of:
	January 28,	October 29,
	2011	2010
Backlog By Segment:
Underground Mining Machinery	$1,524,761	$1,208,181
Surface Mining Equipment	687,270	637,050
Eliminations	(34,992)	(24,973)
Total Backlog By Operation	$2,177,039	$1,820,258

Backlog By Product Stream:
Aftermarket Backlog	$678,442	$624,951
Original Equipment Backlog	1,498,597	1,195,307
Total Backlog By Product Stream	$2,177,039	$1,820,258

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

Contacts

Joy Global Inc.
Michael S. Olsen
Executive Vice President, Chief Financial Officer and Treasurer
414-319-8507

Source: Joy Global Inc.